                                                                    EXHIBIT 99.1


NEWS RELEASE



FOR IMMEDIATE RELEASE



            INPUT/OUTPUT ANNOUNCES EXERCISE OF $10 MILLION OPTION TO
                  PURCHASE ADDITIONAL CONVERTIBLE SENIOR NOTES

Houston - December 17, 2003 - Input/Output, Inc. (NYSE: IO) announced today that the initial purchaser of I/O's 5.50% Convertible Senior Notes due 2008 had exercised its over-allotment option and purchased an additional $10 million aggregate principal amount of the notes. The primary offering of $50 million aggregate principal amount of notes closed on December 10, 2003. As a result, the total principal amount of the notes issued by I/O is $60 million.

The notes bear interest at the rate of 5.50% per annum and are convertible into shares of I/O common stock at a conversion rate of 231.4815 shares of common stock per $1,000 principal amount of notes. This conversion rate is equivalent to an initial conversion price of $4.32 per share of common stock, subject to adjustments in certain circumstances.

I/O has applied approximately $16 million of the net proceeds of the notes offering to repay existing indebtedness and intends to use the balance of the net proceeds for potential acquisitions.

The notes have been offered and sold only to "qualified institutional buyers" in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or the shares of common stock issuable upon conversion of the notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to Rule 135c under the Securities Act.

I/O is a leading provider of seismic acquisition imaging technology for exploration, production and reservoir monitoring in land and marine, as well as shallow water and marsh environments.

                                      # # #